Exhibit 5.1

[Gibson, Dunn & Crutcher Letterhead]

June 10, 2020

TRI Pointe Group, Inc.
19540 Jamboree Road, Suite 300
Irvine, California 92612

Re:	TRI Pointe Group, Inc. Public Offering of $350,000,000 Aggregate Principal Amount of its 5.700% Senior Notes due 2028; Registration Statement on Form S-3 (File No. 333-238897)

Ladies and Gentlemen:

We have acted as counsel to TRI Pointe Group, Inc., a Delaware corporation (the “Company”), and certain of its subsidiaries and affiliates listed on Annex A hereto (the “Guarantors”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the prospectus supplement dated June 3, 2020, filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), on June 3, 2020 (the “Prospectus Supplement”), and the offering by the Company pursuant thereto of $350,000,000 aggregate principal amount of the Company’s 5.700% Senior Notes due 2028 (the “Notes”).

The Notes will be issued pursuant to the Indenture, dated as of May 23, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as modified in respect of the Notes by the Fifth Supplemental Indenture, dated as of June 10, 2020 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”) among the Company, the Guarantors and the Trustee, and are guaranteed pursuant to the terms of the Indenture and the notation endorsed on the Notes by the Guarantors (the “Guarantees”). The Notes have been offered pursuant to an Underwriting Agreement dated as of June 3, 2020 (the “Underwriting Agreement”) among the Company, the Guarantors and Citigroup Global Markets Inc., as representative of the Underwriters named therein (the “Underwriters”).

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Base Indenture, the Supplemental Indenture, the Notes and the Guarantees (collectively, the “Note Documents”), the Registration Statement on Form S-3, File No. 333-238897 (the “Registration Statement”), filed under the Securities Act, and such other documents, corporate records, certificates of officers of the Company, the Guarantors and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. To the extent that our opinions may be dependent upon such matters, we have assumed, without independent investigation, that each of the Guarantors identified on Annex A that is not a Specified Guarantor is validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate or other entity power to execute, deliver and perform its obligations under the Note Documents to which it is a party; that the execution and delivery of such documents by each such party and the performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not violate any law, regulation, order, judgment or decree applicable to each such party; and that such documents have been duly executed and delivered by each such party. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, and the Guarantors and on certificates and representations obtained from public officials and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes, when authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms and when the Notes with the Guarantees endorsed thereon have been duly authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Guarantees of the Notes will be legal, valid and binding obligations of the Guarantors obligated thereon, enforceable against such Guarantors in accordance with their respective terms.

TRI Pointe Group, Inc.

June 10, 2020

The opinions expressed above are subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and to the extent relevant for our opinions herein, the laws of the States of California and the Delaware General Corporation Law. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the laws of the States of New York and California and the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, or (iii) any purported fraudulent transfer “savings” clause.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

TRI Pointe Group, Inc.

June 10, 2020

ANNEX A

Guarantors

Name	Form of Entity	Jurisdiction of Formation	Specified Guarantor
TRI Pointe Homes, Inc. TRI Pointe Holdings, Inc. Maracay 91, L.L.C. Maracay Homes, L.L.C. Pardee Homes	Corporation Corporation Limited Liability Company Limited Liability Company Corporation	Delaware Washington Arizona Arizona California	Yes No No No Yes
Pardee Homes of Nevada The Quadrant Corporation Trendmaker Homes, Inc. Trendmaker Homes Holdings, L.L.C. Trendmmaker Homes DFW, L.L.C.	Corporation Corporation Corporation Limited Liability Company Limited Liability Company	Nevada Washington Texas Texas Texas	No No No No No
Winchester Homes Inc.	Corporation	Delaware	Yes